Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MedEquities Realty Trust, Inc.:

We consent to the use of our report dated February 27, 2017, with respect to the consolidated balance sheets of MedEquities Realty Trust, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the years in the two-year period ended December 31, 2016 and for the period from April 23, 2014 (inception) to December 31, 2014 and related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

October 2, 2017